UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2025

BIOCARDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38999	23-2753988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Soquel Way Sunnyvale, California 94085
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 226-0120

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	BCDA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.         Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed on that certain Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 4, 2025 (the “Original 8-K”), on April 1, 2025, BioCardia, Inc. (the “Company,” “we,” “us” and “our”) received a notification letter (the “Notice”) from the Nasdaq Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that its amount of stockholders’ equity had fallen below the $2,500,000 required minimum for continued listing set forth in Nasdaq Listing Rule 5550(b)(1).

As noted in the Original 8-K, the Company had until May 16, 2025 to provide Nasdaq with a specific plan to achieve and sustain compliance. The Company submitted its plan to regain compliance on May 15, 2025, and on June 24, 2025, received written notice that, based on review of the compliance plan, the Nasdaq staff granted the Company an extension to September 29, 2025 to regain compliance with the Rule. The Company is filing this Current Report on Form 8-K (this “Report”) to provide an update to its compliance with continued listing requirements as set forth in Nasdaq Listing Rule 5550(b)(1).

On April 22, 2025, we entered into a Securities Purchase and Registration Rights Agreement relating to a private placement with certain qualified institutional buyers and institutional accredited investors, as well as certain members of our board of directors and executive officers, which closed on April 23, 2025. Pursuant to the agreement, we sold 406,818 shares of our common stock and warrants to purchase an aggregate of 406,818 shares of our common stock at an exercise price equal to $1.905 per share, which are exercisable at any time before the earlier of April 24, 2030 or the approval by the Japanese Pharmaceuticals and Medical Devices Agency of our application of our CardiAMP Cell Therapy System. The net proceeds from such financing were $719,000 after deducting fees and expenses.

On June 30, 2025, we entered into a Securities Purchase and Registration Rights Agreement relating to a private placement with certain qualified institutional buyers and institutional accredited investors, as well as certain members of our board of directors and executive officers, which closed on June 30, 2025. Pursuant to the agreement, we sold 274,696 shares of our common stock and warrants to purchase an aggregate of 274,696 shares of our common stock at an exercise price equal to $1.95 per share, which are exercisable at any time before the earlier of June 30, 2030 or the approval by the Japanese Pharmaceuticals and Medical Devices Agency of our application of our CardiAMP Cell Therapy System. The net proceeds from such financing were $529,000 after deducting fees and expenses.

On September 19, 2025, we consummated the sale of 4,800,000 shares of our common stock and accompanying warrants to purchase up to 4,800,000 shares of common stock at a combined offering price of $1.25 per share and warrant pursuant to securities purchase agreements by and between us and certain purchasers and pursuant to our Registration Statement (No. 333-290283) on Form S-1. The net proceeds from such financing were approximately $5.1 million after deducting placement agent fees and other offering expenses.

Under our "At The Market” offering agreement (the “Sales Agreement”) with H.C. Wainwright & Co., LLC (“HCW”), from April 1, 2025 to September 24, 2025, we sold an aggregate of 446,215 shares of common stock at an average share price of $2.55, resulting in net proceeds of $1.0 million after deducting fees and expenses.

As a result of these transactions, the Company believes it has regained compliance with the minimum $2.5 million stockholders’ equity requirement for continued listing as set forth in Nasdaq Listing Rule 5550(b)(1). In that regard, the Company believes that as of the date of this Report, stockholders’ equity exceeds $2.5 million. Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, it may be subject to delisting.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not purely historical regarding the Company’s or its management’s intentions, beliefs, expectations and strategies for the future, including statements regarding the Company’s regaining and maintaining compliance with Nasdaq listing standards. All forward-looking statements included in this Current Report on Form 8-K are made as of the date of this report, based on information currently available to the Company. The risks and uncertainties that may cause actual results to differ materially from the Company’s current expectations are more fully described in the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2025, any subsequently filed Quarterly Reports on Form 10-Q, and its other reports, each as filed with the SEC. Except as required by law, the Company assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCARDIA, INC.

/s/ David McClung
David McClung
Chief Financial Officer

Date: September 24, 2025